Exhibit 10.4

AMENDMENT NO. 3 REGARDING CREDIT AGREEMENT

This AMENDMENT NO. 3 REGARDING CREDIT AGREEMENT (this “Agreement”) entered into August 4, 2010 and effective as of May 31, 2010, is by and among SAGENT PHARMACEUTICALS, a Wyoming corporation (“Borrower”), MIDCAP FUNDING IV, LLC, a Delaware limited liability company (“MCF”) as Agent (in such capacity, “Agent”) and as a Lender, and SILICON VALLEY BANK, a California corporation, as a Lender (collectively, with MCF, in its capacity as a Lender, “Lenders”).

RECITALS:

WHEREAS, Borrower, any additional borrower that may hereafter be added, Agent and Lenders are parties to that certain Credit Agreement dated as of June 16, 2009 (as amended, restated, modified or otherwise supplemented from time to time, the “Credit Agreement”), pursuant to which Lenders have agreed to make loans and other extensions of credit to Borrower in accordance with the terms thereof;

WHEREAS, Borrower, Agent and Lenders agree to amend the Credit Agreement pursuant to the terms hereof; and

WHEREAS, this Agreement shall constitute a Financing Document, these Recitals shall be construed as part of this Agreement and capitalized terms used but not otherwise defined in this Agreement shall have the meanings described to them in the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements, promises and covenants set forth below, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1 Amendments to Credit Agreement.

(a) Definitions.

(i) The definitions of the terms “Applicable Margin”, “Base LIBOR Rate”, “Eligible Assignee” and “Interest Period” set forth in Section 1.1 of the Credit Agreement are hereby deleted in their entirety and replaced as follows:

““Applicable Margin” means, with respect to (a) Revolving Loans that, by the terms of this Agreement, bear interest at the Base Rate, 4.50%, and (b) all other Revolving Loans and all other Obligations, 5.50%.”

““Base LIBOR Rate” means, for each Interest Period, the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of such Interest Period or, if such day is not a Business Day on the preceding Business Day) in the amount of $1,000,000 are offered to major banks in the London interbank market on or about 11:00 a.m. (Eastern time) two (2) Business Days prior to the commencement of such Interest Period, for a term comparable to such Interest Period, which determination shall be conclusive in the absence of manifest error.”

““Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by Agent; provided, however, that notwithstanding the foregoing, (x) “Eligible Assignee” shall not include any Borrower or any of a Borrower’s Affiliates and (y) no proposed assignee intending to assume all or any portion of the Revolving Loan Commitment shall be an Eligible Assignee unless such proposed assignee either already holds a portion of such Revolving Loan Commitment, or has been approved as an Eligible Assignee by Agent.”

““Interest Period” means a period commencing on the first day of a calendar month and ending on the last day of such calendar month.”

(ii) The definition of the term “LIBOR Rate” set forth in Section 1.1 of the Credit Agreement is hereby amended by deleting the words “LIBOR Loan” appearing therein and inserting “Loan” in place thereof.

(iii) The definitions of the terms “Base Rate Loans”, “Calendar Month Interest Period”, “LIBOR Deadline”, “LIBOR Loan” and “LIBOR Option” set forth in Section 1.1 of the Credit Agreement are hereby deleted in their entirety.

(b) Section 2.1(b)(i) (Revolving Loans and Borrowings).

(i) Section 2.1(b)(i) of the Credit Agreement is hereby amended by deleting the words “(or, if Borrowers are requesting LIBOR Loans, not later than the LIBOR Deadline)” appearing therein.

(ii) Section 2.1(b)(i) of the Credit Agreement is hereby amended by deleting the last sentence thereof in its entirety.

(c) Section 2.1(b)(iv) (LIBOR Option). Section 2.1(b)(iv) of the Credit Agreement is hereby deleted in its entirety and replaced as follows:

“(iv) LIBOR Rate.

(A) Except as provided in subsection (C) below, Revolving Loans shall accrue interest at the LIBOR Rate plus Applicable Margin.

(B) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in Applicable Law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (y) require such Lender to furnish to Borrowers a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the Loans bearing interest at the LIBOR Rate with respect to which such adjustment is made.

(C) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain Loans bearing interest at the LIBOR Rate or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any outstanding Loans of such Lender bearing interest based upon the LIBOR Rate, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such Loans, and interest upon such Lender’s Loans thereafter shall accrue interest at Base Rate plus the Applicable Margin, and (z) such Loans shall continue to accrue interest at Base Rate plus the Applicable Margin until such Lender determines that it would no longer be unlawful or impractical to maintain such Loans at the LIBOR Rate.

(D) Anything to the contrary contained herein notwithstanding, neither Agent nor any Lender is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the LIBOR Rate.”

(d) Section 2.2(a) (Interest). Section 2.2(a) of the Credit Agreement is hereby deleted in its entirety and replaced as follows:

“(a) Interest. From and following the Closing Date, except as expressly set forth in this Agreement, Loans and the other Obligations shall bear interest at the sum of the LIBOR Rate plus the Applicable Margin. Interest on the Loans shall be paid in arrears on the first (1st) day of each month and on the maturity of such Loans, whether by acceleration or otherwise. Interest on all other Obligations shall be payable upon demand. For purposes of calculating interest, all funds transferred from the Payment Account for application to any Revolving Loans shall be subject to a five Business Day clearance period and all interest accruing on such funds during such clearance period shall accrue for the benefit of Agent, and not for the benefit of the Lenders.”

(e) Section 4.1 (Financial Statements and Other Reports). Subpart (2) of Section 4.1 of the Credit Agreement is hereby deleted in its entirety and replaced as follows:

“(2) as soon as available, but no later than one hundred twenty (120) days after the last day of Borrower’s fiscal year (or, solely with respect to (i) Borrower’s fiscal year 2008, on or before August 31, 2009 and (ii) Borrower’s fiscal year 2009, on or before August 31, 2010), audited consolidated financial statements covering Holdings’ and its Consolidated Subsidiaries’ consolidated operations during such fiscal year prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Agent in its reasonable discretion;”

(f) Section 6.2 (Financial Covenants). Section 6.2 of the Credit Agreement is hereby deleted in its entirety and replaced as follows:

“Minimum Net Invoiced Revenues. Borrowers agree that an Event of Default shall be deemed to have occurred under this Agreement if the Borrowers’ Net Invoiced Revenues for any (i) twelve month trailing period ending on or before September 30, 2009 and/or (ii) any calendar month beginning with the month of March, 2010 and continuing thereafter (which shall be the Defined Period) shall be less than the amounts set forth below (or any lower amount identified in writing by Agent):

Period	Net Invoiced Revenues
April, 2009	$20,625,701
May, 2009	$21,772,297
June, 2009	$23,110,791
July, 2009	$25,574,435
August, 2009	$26,807,796
September, 2009	$31,708,001
October, 2009	$0
November, 2009	$0
December, 2009	$0
January 2010	$0
February, 2010	$0
March, 2010	$2,180,100
April, 2010	$2,639,172
May, 2010	$2,832,716
June, 2010	$3,358,142
July, 2010	$3,789,311
August, 2010	$3,546,088
September, 2010	$3,809,445
October, 2010	$3,974,342
November, 2010	$4,167,552
December, 2010	$4,426,852

Agent shall set Borrowers’ minimum Net Invoiced Revenues for each calendar quarter during 2011 at an amount equal to 70% of the 2011 board-approved plan, which shall be delivered to Agent on or before December 31, 2010. Upon any such determination by Agent, Borrowers, Agent and Lenders agree to amend this Section 6.2 to incorporate such minimum Net Invoiced Revenues.”

(g) Events of Default (Section 10.1(n)). Section 10.1(n) of the Credit Agreement is hereby deleted in its entirety and replaced as follows:

“(n) Borrowers shall fail to provide, on or before December 31, 2010, evidence that Sagent has received approval from the FDA to begin manufacturing the Product commonly known as Heparin; and”

(h) Section 11.12 (Successor Agent). Section 11.12 of the Credit Agreement is hereby deleted in its entirety and replaced as follows:

“Section 11.12 Assignment by Agent; Resignation of Agent; Successor Agent.

(a) Agent may at any time assign its rights, powers, privileges and duties hereunder to (i) another Lender or (ii) any Person to whom Agent, in its capacity as a Lender, has assigned (or will assign, in conjunction with such assignment of agency rights hereunder) 50% or more of its Loan, in each case without the consent of the Lenders or Borrowers. Following any such assignment, Agent shall give notice to the Lenders and Borrowers. An assignment by Agent pursuant to this subsection (a) shall not be deemed a resignation by Agent for purposes of subsection (b) below.

(b) Without limiting the rights of Agent to designate an assignee pursuant to subsection (a) above, Agent may at any time give notice of its resignation to the Lenders and Borrowers. Upon receipt of any such notice of resignation, Required Lenders shall have the right to appoint a successor Agent. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within ten (10) Business Days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent; provided that if Agent shall notify Borrowers and the Lenders that no Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice from Agent that no Person has accepted such appointment and, from and following delivery of such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Financing Documents and (ii) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Agent as provided for above in this paragraph.

(c) Upon (i) an assignment permitted by subsection (a) above or (ii) the acceptance of a successor’s appointment as Agent pursuant to subsection (b) above, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Financing Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Financing Documents, the provisions of this Article and Section 11.12 shall continue in effect for the benefit of such retiring Agent and its sub-agents in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting or was continuing to act as Agent.”

(i) Assignments and Participations (Section 12.5).

(i) Section 12.5(a)(i) of the Credit Agreement is hereby amended by adding the following sentence at the end thereof:

“After Agent’s receipt and acceptance of any such Assignment Agreement, Agent shall furnish to Borrower Representative notice of the assignment effectuated by such Assignment Agreement.”

(ii) Section 12.5(a)(v) of the Credit Agreement is hereby deleted in its entirety and replaced as follows:

“(v) Notwithstanding the foregoing provisions of this Section 12.5(a) or any other provision of this Agreement, Agent has the right, but not the obligation, to effectuate assignments of Loan via an electronic settlement system acceptable to Agent as designated in writing from time to time to the Lenders by Agent (the “Settlement Service”). At any time when the Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this Section 12.5(a). Each assigning Lender and proposed Eligible Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loan pursuant to the Settlement Service. With the prior written approval of Agent, Agent’s approval of such Eligible Assignee shall be deemed to have been automatically granted with respect to any transfer effected through the Settlement Service. Assignments and assumptions of the Loan shall be effected by the provisions otherwise set forth herein until Agent notifies Lenders of the Settlement Service as set forth herein.”

Section 2 Representations and Warranties. To induce Agent and Lender to enter into this Agreement, Borrower represents and warrants that:

(a) No Default. No Default or Event of Default shall have occurred and be continuing as of the date hereof, after giving effect to this Agreement;

(b) Representations and Warranties. As of the date hereof and, after giving effect to this Agreement and the transactions contemplated hereby, the representations and warranties of Borrower contained in the Financing Documents are true and correct in all material respects (or if any representation or warranty is qualified with respect to materiality, in all respects) on and as of the date hereof to the same extent as though made on and as of such date except to the extent such representations and warranties specifically relate to an earlier date; and

(c) Organizational Authority. (i) The execution, delivery and performance by Borrower of this Agreement are within its corporate powers and have been duly authorized by all necessary corporate action, (ii) this Agreement is the legal, valid and binding obligation of Borrower enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by equitable principles, and (iii) neither the execution, delivery or performance by Borrower of this Agreement (1) violates any Law, or any other rule or decree of any Governmental Authority, (2) conflicts with or results in the breach or termination of, constitutes a default under or accelerates any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrower is a party or by which Borrower or any of its property is bound, except for such conflicts, breaches, terminations, defaults or accelerations that would not reasonably be expected to have a Material Adverse Effect, (3) results in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Collateral, (4) violates or conflicts with the by-laws or other organizational documents of Borrower, or (5) requires the consent, approval or authorization of, or declaration or filing with, any other Person, except for those already duly obtained.

Section 3 Conditions Precedent. The effectiveness of this Agreement is subject to the following conditions precedent:

(a) No Default. No Default or Event of Default under the Credit Agreement, shall have occurred and be continuing.

(b) Warranties and Representations. After giving effect to this Agreement and the transactions contemplated hereby, the warranties and representations of Borrower contained in the Financing Documents shall be true and correct in all material respects (or if any representation or warranty is qualified with respect to materiality, in all respects) as of the effective date hereof, with the same effect as though made on such date, except to the extent that such warranties and representations expressly relate to an earlier date.

(c) Other Requirements. Agent shall have received such other documentation which it shall have reasonably requested pursuant to this Agreement.

Section 4 Reference to and Effect on Financing Documents.

(a) Ratification. Except as specifically amended above, the Credit Agreement and the other Financing Documents shall remain in full force and effect. Notwithstanding anything contained herein, the terms of this Agreement are not intended to and do not effect a novation of the Credit Agreement or any other Financing Document. Borrower hereby ratifies and reaffirms each of the terms and conditions of the Financing Documents and all of its obligations thereunder.

(b) No Waiver. The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of Lenders or Agent under the Credit Agreement or any of the other Financing Documents.

(c) References. Upon the effectiveness of this Agreement each reference in (a) the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” or words of similar import and (b) any other Financing Document to “the Agreement” or “the Credit Agreement” shall, in each case and except as otherwise specifically stated therein, mean and be a reference to the Credit Agreement as amended hereto.

Section 5 Releases; Indemnities.

(a) Borrower hereby agrees that its obligation to indemnify and hold the Indemnitees harmless as set forth in the Credit Agreement shall include an obligation to indemnify and hold the Indemnitees harmless with respect to any and all liabilities, obligations, losses, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Indemnitees, or any of them, whether direct, indirect or consequential, as a result of or arising from or relating to any proceeding by, or on behalf of, any Person, including, without limitation, officers, directors, agents, trustees, creditors, partners or shareholders of Borrower, whether threatened or initiated, asserting any claim for legal or equitable remedy under any statute, regulation or common law principle arising from or in connection with the negotiation, preparation, execution, delivery, performance, administration and enforcement of this Agreement or any other document executed in connection herewith, other than arising out of such Indemnitees’ gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment in full of the Obligations and the termination of this Agreement, the Credit Agreement and the other Financing Documents.

Section 6 Miscellaneous.

(a) Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of Borrower, Agent and Lenders and their respective successors and permitted assigns.

(b) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all other understandings, oral or written, with respect to the subject matter hereof.

(c) Fees and Expenses. Borrower shall be responsible for the payment of all expenses and fees of Agent and all reasonable fees of Agent’s counsel incurred in connection with the preparation of this Agreement and any related documents. Borrower hereby authorizes Agent to deduct all of such fees set forth in this Section 8 from the proceeds of the Revolving Credit Loans made under the Credit Agreement.

(d) Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(e) Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(f) Counterparts. This Agreement may be executed in any number of separate original counterparts (or telecopied counterparts with original execution copy to follow) and by the different parties on separate counterparts, each of which shall be deemed to be an original, but all of such counterparts shall together constitute one agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(g) Incorporation of Credit Agreement Provisions. The provisions contained in Section 12.10 (Governing Law) and Section 12.11 (Jury Waiver) of the Credit Agreement are incorporated herein by reference to the same extent as if reproduced herein in there entirety.

[Signatures follow]

Signature Page to Amendment No. 3 Regarding Credit Agreement

IN WITNESS WHEREOF, intending to be legally bound, and intending that this agreement constitute an agreement executed under seal, the undersigned have executed this Agreement under seal as of the day and year first hereinabove set forth.

BORROWER:	SAGENT PHARMACEUTICALS, a
Wyoming corporation

	By:	/s/ Ronald Pauli	(SEAL)
Ronald Pauli
Chief Financial Officer

Signature Page to Amendment No. 3 Revolving Credit Agreement

AGENT and LENDER:	MIDCAP FUNDING IV, LLC, a Delaware limited
liability company, as Agent and a Lender

	By:	/s/ Brett Robinson	(SEAL)
Brett Robinson
Managing Director

Signature Page to Amendment No. 3 Regarding Credit Agreement

LENDER:	SILICON VALLEY BANK, a California corporation,
as a Lender

	By:	/s/ Mike Meier	(SEAL)
	Name:	Mike Meier
	Title:	Relationship Manager